Exhibit 10.2

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of the [   ] day of [                ], 20[  ], (the “Date of Grant”), between New Mountain Net Lease Trust, a Maryland statutory trust (the “Company”), and [                  ] (the “Participant”):

R E C I T A L S:

WHEREAS, the Board has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share unit award provided for herein (the “Restricted Share Unit Award”) to the Participant pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.            Definitions. The following definitions shall be applicable throughout this Agreement:

(a)            “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(b)            “Board” means the Board of Trustees of the Company.

(c)            “Change in Control” shall mean the occurrence of any of the following events:

(i)	any Person or Group, other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of more than 50% of the total voting power of the voting shares of the Company (or any entity which controls the Company) within a 12-month period, including by way of merger, consolidation, tender or exchange offer, or otherwise;

(ii)	a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of trustees of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;

(iii)	the sale or disposition, directly or indirectly, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or Group other than the Permitted Holders; or

(iv)	during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the trustees of the Company, then still in office, who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(d)            “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e)            “Disability” shall have the meaning of such term as set forth in Section 409A of the Code. The Disability determination shall be in the sole discretion of the Board.

(f)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(g)            “Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(h)            “Permitted Holder” means any of the following: (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(i)            “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2.            Grant of the Restricted Share Units. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Share Unit Award consisting of [                   ] Restricted Share Units. Each Restricted Share Unit represents the right to receive one Class E common share of beneficial interest, par value $0.01 per share, of the Company (“Class E Shares”), upon the settlement of such unit. The Restricted Share Units shall vest and become nonforfeitable in accordance with Section 3 hereof.

3.            Vesting

(a)            Subject to the Participant’s continued service on the Board (“Board Service”), the Restricted Share Units shall vest with respect to 100% of the Restricted Share Units on the first anniversary of the Date of Grant. Notwithstanding the foregoing, in the event the Participant’s Board Service ends due to the Participant’s death or Disability, then the Restricted Share Units shall be deemed to fully vest on the date of such death or Disability, as applicable.

(b)            If the Participant’s Board Service with the Company ends for any reason other than the reasons set forth in Section 3(a) above, the Restricted Share Units, to the extent not previously vested, shall be forfeited by the Participant without consideration.

(c)            Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control, the Restricted Share Units shall, to the extent not then vested and not previously forfeited, immediately become fully vested.

4.            Settlement of Restricted Share Units. Unless the Participant elects to defer settlement, the Restricted Share Units shall be settled on the applicable vesting date. Upon settlement of the Restricted Share Units, the Company will deliver to the Participant, without charge, one Class E Share for each Restricted Share Unit which becomes vested hereunder and such vested Restricted Share Unit shall be cancelled upon such delivery. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer any Class E Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law.

5.            No Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Class E Share underlying a Restricted Share Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Class E Share following settlement of the Restricted Share Units in accordance with this Agreement.

6.            Dividend Equivalent Rights. If on any date prior to settlement of the Restricted Share Units (including any deferred settlement) the Company shall pay any dividend on its Class E Shares, the Participant shall be granted, as of such dividend payment date, an equivalent amount of cash, in the case of a cash dividend on its Class E Shares, or an equivalent non-cash distribution, in the case of non-cash distribution on its Class E Shares, in each case, which shall be held (without interest) by the Trust for the account of the Participant until the vesting in accordance with Section 3.

7.            Changes in Capital Structure and Similar Events. The following provisions shall apply to the Restricted Share Units granted hereunder:

(a)            General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, common shares of beneficial interest, par value $0.01 per share, of the Company (“Common Shares”), other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Shares or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Shares (including, without limitation, a Change in Control); or (ii) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Board in its sole discretion to be necessary or appropriate, then the Board shall make any such proportionate substitution or adjustment, if any, as it deems equitable, including without limitation, adjusting the terms of this Restricted Share Unit Award, including, without limitation, the number of Class E Shares or other securities of the Company (or number and kind of other securities or other property) subject to this Restricted Share Unit Award or to which this Restricted Share Unit Award relates; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Board shall make an equitable or proportionate adjustment to this Restricted Share Unit Award to reflect such equity restructuring. Any adjustment under this Section 7 shall be conclusive and binding for all purposes.

(b)            Other Requirements. Prior to any payment or adjustment contemplated under this Section 7, the Board may require the Participant to (i) represent and warrant as to the unencumbered title to the Restricted Share Units; (ii) bear the Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Class E Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Board.

(c)            Fractional Shares. Any adjustment provided under this Section 7 may provide for the elimination of any fractional share that might otherwise become subject to this Restricted Share Unit Award.

8.            No Right to Continued Board Service. The granting of the Restricted Share Units evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Board Service of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Board Service of such Participant.

9.            Transferability. The Restricted Share Units may not at any time be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10.            Securities Laws. Upon the settlement of any Restricted Share Units, the Participant will make or enter into such written representations, warranties and agreements as the Board may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.            Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.            Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland without regard to conflicts of laws.

13.            Section 409A.

(a)            Unless settlement of the Restricted Share Units is properly deferred pursuant to an applicable deferral policy or program made available by the Company, it is intended that the Restricted Share Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

(b)            To the extent that the Restricted Share Units are deemed not to be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule, it is intended that the Restricted Share Units comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Restricted Share Units (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate of the Company shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties. To the extent that the Restricted Share Units are considered “deferred compensation” subject to Section 409A of the Code, references to termination of Board Service (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of the Restricted Share Units shall be designated as separate payments.

(c)            In the event that the timing of payments in respect of the Restricted Share Units (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

14.            Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

COMPANY:

NEW MOUNTAIN NET LEASE TRUST

Name:	[ ]
Title:	[ ]

PARTICIPANT:

Name:	[ ]